Exhibit 99.2

P. H. Glatfelter Company

Transcript of Earnings Conference Call

November 03, 2015

Executives

John Jacunski - Chief Financial Officer

Dante Parrini - Chairman and Chief Executive Officer

Analysts

Anojja Shah - BMO

Debbie Jones - Deutsche Bank

Dan Jacome - Sidoti & Company

Operator

My name is Brandi and I will be your conference operator today. At this time, I would like to welcome everyone to the Glatfelter Third Quarter Earnings Conference Call. All lines have been placed on mute to prevent any background noise. After the speakers’ remarks, there will be a question-and-answer session. [Operator Instructions] Mr. John Jacunski, Chief Financial Officer. Sir, please go ahead.

John Jacunski

Thank you, Brandi. Good morning and again welcome to Glatfelter’s 2015 third quarter earnings conference call.

Before we begin our presentation, this morning I have a few standard reminders. During our call, we will use the term adjusted earnings, as well as other non-GAAP financial measures. A reconciliation of these financial measures to our GAAP-based results is included in today’s earnings release and in the investor slides. We will also make forward-looking statements today that are subject to risks and uncertainties.

Our 2014 Form 10-K filed with the SEC and today’s release, both of which are available on our website, disclose factors that could cause our actual results to differ materially from these forward-looking statements. These forward-looking statements speak only as of today and we undertake no obligation to update them.

And, finally, we have made available a slide presentation to accompany our comments on this morning’s call. You may access the slides on our website or through this morning’s webcast provider.

I will now turn the call over to Dante Parrini, Glatfelter’s Chairman and Chief Executive Officer.

Dante Parrini

Thank you, John. Good morning and thank you for joining us to discuss our third quarter 2015 results. During the quarter, we continue to manage the significant macro level challenges we’ve been facing all year. We continue to grow in key markets like tea, single-serve coffee and electrical and we saw improved demand for our Advanced Airlaid Materials business during the quarter.

However marketing conditions impacting our non-woven wall cover business in Russia remains severe. The euro was weak and pricing in the U.S. uncoated freesheet market continues to drift lower.

This notwithstanding, I am pleased with the resolve of Glatfelter people as we work hard to grow key areas of our business, while driving our cost reduction initiatives to improve areas of our business within our direct control and to mitigate the effects of our external factors.

As shown on slide three, we generated adjusted earnings per share of $0.47 in the third quarter, down compared to $0.70 in 2014. Our third quarter results were negatively impacted by lower selling prices across the board, lower unit volumes and market related downtime in certain segments along with the impacts of foreign currency.

Growth in key market segments was in Composite Fibers, improved demand for Advanced Airlaid Materials patricianly in specialty wipes and significant progress in our cost reduction initiatives although very meaningful were not enough to offset declines from our 2014 record third quarter.

Revenue for the quarter was $420 million, down 4.3% on a constant currency basis compared to last year. Revenue for Composite Fibers was down 1% on a constant currency basis, reflecting both weakness in non-woven wall cover and solid demand in all other product segments this quarter.

Shipments of non-woven wall cover were down 23% compared to the third quarter of 2014 due to continued weakness in Russia and Ukraine. However wall cover was up 1.5% when compared to the second quarter.

The operations team in CFBU delivered another outstanding performance increasing output by 3% on its inclined wire machines to support the growing demand for products produced on these assets.

Year-to-date, shipments of tea and coffee products are up over 4%, our technical specialties nearly doubled, as a result of increased shipments of electro products and the inclusion of the Oberschmitten acquisition. Advanced Airlaid Materials saw improved demand over the second quarter of this year where shipments are up almost 10%.

Although when compared to the third quarter of 2014 shipments were down 6% and operating profit was also down due to lower shipments of hygiene products and a related cost from market downtime in Germany.

Significant growth in specialty wipes, which were up 37% in the quarter and nearly 50% year-to-date, partially offset the combination of slower demand in certain economies and some one time factors that increased order patterns last year. While we are facing some near-term market challenges, we continue to expect longer-term growth for both observant core hygiene materials and specialty wipes.

Revenue for Specialty Papers decreased 6% driven by lower selling prices. Shipping volumes were down 2% compared to last year and down 1% year-to-date slightly ahead to broader uncoated freesheet market.

While many other markets we serves a very competitive and pricing is challenge, we continue to focus on excellent customer service, new product development and new business development to differentiate Glatfelter. We’re also pleased with the 3% year-to-date growth in our engineered products segment.

On the operations side, pulp production in Specialty Papers was below our record 2014 third quarter. We will continue to focus to improve overall pulp production and assets reliability in addition to discipline cost control, to deliver improved operating results in future quarters.

Finally we continue to make substantial progress on our workforce efficiency and cost reduction initiatives. Year-to-date we have reduced our total headcount by 3.1% and have generated cost savings of $22 million. So we’re on plan to achieve the high end of our targets of $25 million to $30 million of total cost savings for the year.

John will now provide a more in-depth review of our third quarter results. And then, I will offer some closing comments. John?

John Jacunski

Thank you, Dante. For the third quarter, we reported net income of $13.5 million or $0.31 per share. After excluding non-core business items, we reported net income of $20.8 million or $0.47 per share compared to $0.70 in 2014.

Slide four shows a bridge of adjusted earnings per share from the third quarter of last year to this year. Composite Fibers results reduced earnings per share by $0.07 with a negative impact of $0.02 coming from foreign currency.

Advanced Airlaid Materials results reduced earnings per share by a penny and Specialty Papers results reduced earnings per share by $0.17, driven by a weaker marketing environment, resulting in lower selling prices and market downtime.

Slide five shows a summary of third quarter results for the Composite Fibers business. Outside of wall cover, this business continues to perform very well. Shipping volumes increased 6% on an organic basis and when coupled with the success of our efficiency improvements and cost reduction initiatives, margins have expanded. These results however have been more than offset by the weak wall cover market.

Total revenue for this business was $134 million, a decrease of 1% on a constant currency basis compared to last year with shipping volumes down 3%. Lower selling prices primarily in wall cover and metalized products negatively impacted operating profit by $3.9 million when compared to the third quarter of last year.

During the third quarter, we grew each of our major product segments other than wall cover. Technical specialty shipments were up 6% year-over-year, excluding the Oberschmitten acquisition, driven by demand for electrical products.

Composite laminate shipments were up 16% and metalized products shipments increased 11% driven by demand for wet glue label products.

Demand for tea and single serve coffee products continues to be solid with shipping volume up 1% compared to year ago quarter and up 4% year-to-date. Shipments of non-woven wall cover products continue to be challenging, but have stabilized with shipments up 1.5% versus the second quarter, but down 23% compared to the third quarter of last year.

As we have previously mentioned, demand for wall cover products continues to be impacted by macroeconomic challenges in Russia and Ukraine. While, we’ve introduced a lower basis weight product to reduce the cost and make our products more competitive in the current environment, the weak ruble has more than offset this impact and consumer demand continues to be impacted by the protracted recessionary environment.

We have another solid quarter from an operations perspective. In Dresden production was down 22% to match demand. Excluding Dresden, production volume was up 7.5% material usage rates improved and the business generated benefits from cost reduction initiatives and continues improvement projects. Overall, these items added $2.2 million to operating profit for the quarter.

So operating profit for the quarter was $14.1 million, down $4 million from last year, including a negative currency impact of $1.3 million.

For the fourth quarter of 2015 when compared to the third quarter, we expect shipping volumes and selling prices to be inline and raw material energy prices to be slightly higher in the third quarter.

Advanced Airlaid Materials results are summarized on slide six. This business performed well during the quarter with improved demand and operating performance from the second quarter. Revenue during the quarter was $63.2 million, down 6% on a constant currency basis compared to last year with shipments also down 6% in the comparison.

Shipments of wipes products were up 37%. We expect continued growth in this segment as Airlaid technology continues to gain share in the market.

In the feminine hygiene market shipments were down 5% compared to a year ago due to consumers moving to lower price products in certain weaker economies, particularly in Eastern Europe. However on a sequential quarter basis, we saw healthy growth with shipments up 9%.

For the adult incontinence market, shipments were down significantly as the year ago quarter included heavier demand to support a customer product launch. Operating income for this business declined to $6.8 million, compared to $7.5 million last year. Our results were negatively impacted by $700,000 due to lower shipping volume, as well as $1 million from downtime to align production with demand at our facility in Germany.

These negative impacts were partially offset by lower raw material and energy cost and benefits from cost reduction initiatives, which drove an improvement in margin for the business.

For the fourth quarter 2015, we expect shipping volumes to be slightly lower than the third quarter. Average selling prices and raw material prices are expected to be in line with the third quarter.

Slide seven provides a summary of the results for Specialty Papers. The weak and competitive market environment led to a negative selling price variance of $5.7 million and market downtime that created a negative cost variance of $3.1 million compare to the third quarter of last year. This led to a $10 million decline in operating profit for the quarter.

Net sales for the quarter were down 6% due to lower selling prices and a 2% decline in shipments, when compared to the third quarter of last year. During the quarter shipments of book publishing products were up 12% and shipments of envelope products were flat. Engineered products decreased 3% and carbonless and non-carbonless forms products were down at combined 10%.

Specialty Papers had an inconsistent quarter in operations. Pulp production was down 7% compare to the record quarter in 2014 negatively impacting operating profit by $3.7 million. This was driven by unplanned production outages.

During the third quarter we also completed the annual outage for our co-gen facility. Last year this outage was completed in the fourth quarter, negatively impacting the current quarter comparison by $1.4 million. And we took market downtime on select assets to better line our inventory with expected demand.

While our cost reduction and cost savings initiatives have more than offset general inflation they were not enough to overcome the market and production challenges when compared to our record third quarter in 2014. For this business in the fourth quarter we expect shipping volumes to be in line with the third quarter.

Selling pricing are expected to decline slightly as industry operating rates, inventory levels and continued demand declines create a competitive market environment. We expect input cost to remain in line with the third quarter and we do not expect to have any market related downtime on our paper machines in the quarter.

Slide eight shows corporate costs and other financial items for the quarter. Corporate costs for the third quarter were down compared to last year, reflecting cost control initiatives, workforce efficiency activity and lower spending.

This was offset somewhat by higher legal costs for the Fox River matter. As required by accounting standards, we annually test our non-amortizable intangibles for impairment which includes the Dresden trade name.

The continuing economic instability in Russia and Ukraine has negatively impacted the forecasted revenues used to value the Dresden trade name. As a result, we recorded a $1.2 million non-cash pre-tax impairment charge during the quarter. During the third quarter of last year, we recorded a similar charge of $3.3 million.

With respect to the Fox River environmental matter as we discussed in previous calls, we are involved in ongoing and complex litigation related to PCB contamination in the Fox River.

Last quarter, we discussed a U.S. district court opinion that had been issued holding that NCRs liability for the portion of River would be divisible rather than joint several with us and other responsible parties. That could have been less favorable to Glatfelter than joint several liability, which the court will allocate equitably among the responsible parties.

Several parties including Glatfelter asked the judge in the matter to reconsider his opinion and in October the court reversed its opinion. Although, we view this outcome favorably, the ultimate responsibility for remediation cost continues to be subject to extensive litigation, including a trial currently scheduled for July 2016.

Also we previously disclosed that we expect to complete remediation work during 2015 estimated to cost $10 million. During the third quarter, we were notified by the Department of Justice that we should prepare to perform remediation work in 2016.

It is our own understanding that initial draft to the work plan for 2016 has been submitted to the government for review. We do not have an estimate of the cost of the work that has been proposed nor has any work been assigned to particular parties.

Therefore considering the work we performed in 2015 and based on our best estimate of the range of cost and what sort of work we may perform in 2016 may fall we have increased our reserved by $10 million this quarter.

As is more completely discussed in our Form 10-Q to be filed later today. We believe after appropriate consideration and the retrial of the Whiting Litigation in July 2016, the court will reinstate previous decisions consistent with the assigning zero or perhaps some small level of responsibility for the downstream work to Glatfelter.

Although, we are unable to determine with any degree of certainty the amount we may be required to fund for interim remediation work, the amounts could be significant. Any amounts we pay or any other party pays in the interim may be subject to reallocation when the Whiting Litigation is resolved.

Slide nine shows our free cash flow. During the third quarter, we generated adjusted free cash flow of $24 million in line with the third quarter of last year. On a year-to-date basis, we have generated adjusted free cash flow of $11 million well ahead of the year ago period. Lower cash utilization for working capital more than offset lower EBITDA generation in the comparisons.

Capital expenditures have increased primarily due to investments for boiler environmental compliance. During the third quarter, we also used $6 million for Fox River remediation. We expect to generate strong adjusted free cash flow in the fourth quarter, which is typically our strongest quarter for cash flow generation.

Slide 10 shows some balance sheet and liquidity metrics. Our net debt on September 30 totaled $315 million, up $10 million from the end of 2014. We finished the quarter with $74 million of cash and $157 million available under our revolving credit facility.

So, our balance sheet remains in good shape with leverage on a net debt basis of 2.0 times at September 30. We believe this provides sufficient liquidity to meet our near-term investment needs and to continue to execute our growth strategies.

And finally, in October, we completed the sale of 9,803 acres of timberlands for $17 million in cash. We expect to recognize an after-tax gain were approximately $9.1 million in the fourth quarter, which will be excluded from adjusted earnings.

This concludes my comments. I’ll turn the call back to Dante.

Dante Parrini

Thanks, John. Glatfelter has taken aggressive steps this year to address the challenges we are facing related to weak economic conditions in some key markets, the weak euro, as well as increased competition for declining volumes in the more commodity segments of the competitive freesheet market.

In Composite Fibers, we continue to grow in key markets where we have leadership positions. Excluding wall cover, our year-to-date shipping volume is up in every major product segment. By way of example, we’re up approximately 4% in food and beverage and 9% in composite laminates and nearly double the volume in technical specialties.

We’ve integrated the Oberschmitten electrical products business well, and we’re delivering on the business case for this acquisition. Our operations team is continuously improving its operating metrics and our new dispersible wipes product is in the final stages of qualification with commercial shipment expected by year end.

In the Airlaid business, while market demand has been a challenge for our hygiene products, quarter three demand was an improvement to the first half and we expect similar volumes in quarter four.

Longer term we continue to see growth opportunities in our core product categories. We’re working closely with our customers to develop the next generation of products in feminine hygiene, adult incontinence and specialty wipes to bolster our leadership positions in these markets.

We’re also focusing on manufacturing excellence and continuous improvement techniques to improve our cost position and increase the output from our current installed asset base especially in North America.

In Specialty Papers, we continue to focus improving the consistency of our operations and are taking actions to drive cost out of this business. On the commercial side we will continue to leverage our new business and new product development capabilities, our customer service expertise to grow in more specialized engineered product categories.

Finally, we will continue implementing our enterprise-wide cost reduction initiatives to complement our ongoing continuous improvement activities. Based on our progress in the first nine months of the year, we expect these cost reduction measures, and our continuous improvement initiatives to achieve $30 million in cost savings for the year representing the high end of savings target.

In closing, we remain committed to executing our longer term growth strategy with a sharp focus on addressing our near-term challenges. We will continue driving our cost reduction efforts and continues improvement initiatives, while introducing new products and leveraging our leading positions in growing market segments.

I believe this approach will balance our needs and actively manage the macro level shorter-term issues impacting our business, while still positioning Glatfelter for future success.

At this point, I would like to open the call for questions.

Question-and-Answer Session

Operator

[Operator Instructions] And your first question comes from Anuja Shah with BMO.

Anojja Shah

Hi, it’s Anojja on Mark Wilde’s team. I just wanted to ask about the market downtime in 3Q. So in 4Q in Specialty Paper there is no market downtime and you guys called out $3.1 million in 3Q associated with market downtime. But then there is also lower pulp production.

When I think about what comes back for 4Q, is it the 3.1 cost a little bit of that pulp production or how would you, have us think about that?

John Jacunski

On the downtime, we don’t expect any downtime on our paper machines. We still have some downtime on our few coaters, so I would say you know it brought us and it’s about two thirds of that downtime we would expect to come back in Q4 as a benefit.

With respect to pulp production, certainly we are obviously striving to maximize our pulp production. We had some relatively small issues that created downtime and impacted Q3.

So we certainly are pushing to increase pulp productivity, so to extent we can increase it we will have a benefit to Q4, but I don’t an estimate for you as to what the level of pulp production would be.

Anojja Shah

I guess my question was more how interrelated were this two like.

John Jacunski

No they are separate. So the downtime that of $3.1 million is related to paper machine and quarter downtime any downtime unplanned downtime we had in the pulp mill was wrapped up in that pulp production number.

Anojja Shah

Got it. Okay. That’s helpful. And then about Fox River, the $10 million target it sounds like it’s just for 2016 only. Can you talk about your longer-term outlook for this issue? Or how you think we should think about it in 2017 and beyond?

John Jacunski

Sure - as I mentioned in my prepared remarks there is a trial that is scheduled for July of 2016. So and we’ve been consistent with our view on what we think the outcome of that trial will be. And so our expectation is that with the trial in July 2016 there will be a decision before the remediation season in 2017.

So our accrual is related to 2016. It’s still unknown what level of work we may do in 2016. But we think that the $10 million is a broad estimate. And so we - again, we expect the trial and a decision before the 2017 remediation season and our expectation based on what we know of the remediation plan is that remediation will be completed in 2017 or 2018.

Anojja Shah

Okay. Thank you. And then last one for me. Volumes in Airlaid were a little softer than we had expected and I know you called out some slower demand in Eastern Europe. Can you just give a little more color on what’s going on overall there in that segment?

Dante Parrini

Sure. So, on a year-over-year basis volumes were down, but on a sequential quarter basis our volumes were up about 10%. So, as we entered the year and as we’ve commented in past calls, we felt that the first half of the year was impacted by a number of transitory issues that range from inventory management, recessionary environments in certain regions of the world that drove end use consumers toward lower priced products, the Russian embargo of Ukrainian produced fem care product and things of that nature.

So when we go back up to the bigger picture level, we still are optimistic that these markets on a global basis are growing around 5% per year, and that we have a leading share position and relationships with the major market makers.

So, we’re encouraged by the improvement that we saw in volumes in Q3 and we believe it’s sustainable as we think about Q4 and rolling into 2016.

Anojja Shah

Okay, great. Thank you so much. That’s it for me.

Operator

[Operator Instructions] Our next question is from Debbie Jones with Deutsche Bank.

Debbie Jones

Could you guys talk a little bit more about the lower pulp production, I know you said there are some special I guess, one-time issues, what exactly where they and how much confidence do you have that they won’t repeat?

Dante Parrini

Hi, Debbie. So, first I’ll say we made a lot of progress improving the performance of the major assets of both Spring Grove and Chillicothe and we continue to strengthen staff in key parts of our mill operations. And continue to focus on making critical process improvement.

So, there were no big issues. We just had a handful of smaller one-off and unrelated issues that range from a pump failure in part of the mill to crack in a pipe somewhere else. But in aggregate the downtime that we took to make these repairs had a negative impact on overall pulp production.

So I am confident that the path that we’re on in terms of improving our overall maintenance cadence and the process and the training and skill level that we’ve introduced to both of our mills through external hires and subject matter experts well help address these issues and its single biggest focal point for SPBU operations is finding way to maximize pulp production and maintain asset reliability.

Debbie Jones

Okay. Thank you for that. I wanted to talk about the non-woven business, I think you mentioned last quarter that you had made some adjustments in terms of the mix that you were selling into Russia and the Ukraine to kind of help to alleviate some of the currency pressures that your customers were facing. And I was just wondering if that’s continuing, accelerating and if you could just kind of give us an update on that?

Dante Parrini

Sure. We introduce some lower basis weight products and expanded the mix of products to try to address the needs of our customers as they were coping with a rapid inflationary environment of devaluing currency and local competition. So I would say that these products were qualified and successfully embraced by our customers and the issues that we continue to confront is the ebb and flow of the currency valuation.

So when rubles closed to 70 in relationship to the euro, it puts more pressure on the gap between other cost alternatives that are produced in Russia. And as you may recall about 45% of Dresden’s book of business is Russia, Ukraine.

So we are also working on managing our cost based in Dresden and finding ways to fully utilize the assets and take advantage of a very challenging and dynamic market environment in Russia, Ukraine.

Debbie Jones

Okay. All right. One more question and then I’ll just - I’ll turn it over. You sold more timberland than you normally do. Is there one specific reason for that and two kind of what you have left, would you say the attributes are kind of comparables to the land you just sold? I’m just trying to get a sense of what’s remaining for Glatfelter?

John Jacunski

We from an acreage basis we have about 7800 acres left in Delaware. So the land we sold was the balance of our Virginia properties. So we have about 7800 in Delaware and about 4600 in Pennsylvania.

It’s typically the Delaware properties had sold at a higher price. Although we have a mix eased and un-eased properties remaining which has an impact on the value. And then the properties in Pennsylvania is typically been slightly above where we saw the Virginia property. So I think the Virginia is the land we just sold is a little bit on the low side when you compare to those other states.

Debbie Jones

Okay. Again, thank you for by the way the disclosure on Fox River it seems like a favorable outcome for you guys there on that ruling. So I just wanted to mention that. But I’ll turn it over. Thank you very much.

John Jacunski

Sure.

Operator

[Operating Instruction] And we have a question from Dan Jacome with Sidoti & Company.

Dan Jacome

Hi.

John Jacunski

Hi, Dan.

Dan Jacome

Maybe I missed it, where were the fem hygiene shipments up in the quarter?

John Jacunski

For the quarter they were down a little bit, let me just look the number for you, so feminine hygiene in total was down about 5% versus year ago quarter.

Dan Jacome

Okay. And then you will have those numbers for fem hygiene and specialty wipes for last year, I just want to know where you are comping again?

John Jacunski

I mean, what the increase was in ‘14?

Dan Jacome

Yes 3Q ‘14. If you have it handy?

John Jacunski

I don’t, but I can follow-up with you after the call with that.

Dan Jacome

Okay, no worries. That was it. Thanks a lot.

John Jacunski

Sure.

Operator

And there are no additional questions at this time. I would now like to turn the conference back over to Dante for closing remarks?

Dante Parrini

Okay. Well, thank you for joining our call today and we look forward to speaking with you next quarter. Enjoy the rest of your day.

Operator

Thank you, ladies and gentlemen. That does conclude today’s conference call. You may now disconnect your lines.